IN THE DISTRICT COURT IN AND FOR CREEK COUNTY
STATE OF OKLAHOMA
(SAPULPA DIVISION)

FILED IN DISTRICT COURT
CREEK COUNTY SAPULPA OK

MAY - 8 2019 3:30

TIME
Amanda VanOrsdol, COURT CLERK

LAZYDRANCH SLICK, LLC, a domestic limited liability company, Plaintiff, vs. PETROLIA ENERGY CORPORATION, a foreign corporation, Defendant.	)	CJ 2019- 144 DOUGLAS W. GOLDEN

PETITION

Plaintiff LazyDRanch Slick, LLC, states as follows for its Petition against Defendant Petrolia Energy Corporation.

1. LazyDRanch Slick, LLC is an Oklahoma limited liability company in good standing with the Oklahoma Secretary of State.

2. Petrolia Energy Corporation is a Foreign For-Profit Business Corporation that conducts business in the State of Oklahoma and operates the oil and gas wells located on the lands owned by LazyDRanch that are described in this Petition.

3. LazyDRanch owns approximately 160 surface acres of property located in Creek County, Oklahoma, legally described as the Southwest Quarter (SW/4) of Section Nine (9), Township Fifteen (15) North, Range Ten (10) East.

4. This Court has jurisdiction over the subject matter and the parties.

5. Venue is proper.

6. In approximately 1958, Sohio Petroleum Company formed the Slick Unit Dutcher Sand ("SUDS") waterflood unit for the secondary recovery of oil and gas under several sections of land

located in Creek County, Oklahoma.

7. LazyDRanch's land in the SW/4 of Section 9 is located in Tract Nos. 20 and 21 of the SUDS waterflood unit.

8. According to the Defendant's website, Petrolia Energy took over operations of the SUDS waterflood unit in 2014.

9. However, review of the Oklahoma Corporation Commission's records identifying the operator of some of the SUDS waterflood unit's oil and gas wells on and around LazyDRanch's land show "Rockdale Resources Corp." as the designated operator.

10. According to the Oklahoma Secretary of State's records, Rockdale Resources Corp. is no longer an active corporation.

11. After reasonable investigation and based on information publicly available to LazyDRanch, it is believed "Rockdale Resources Corp." and Petrolia Energy are one and the same and that Petrolia Energy does business as Rockdale Resources Corp.

12. Petrolia Energy has allowed deleterious substances to be spilled on and over LazyDRanch's land or has allowed such substances to remain on LazyDRanch's land.

13. Petrolia Energy has also failed to remove abandoned oil field equipment from LazyDRanch's land, which constitutes a nuisance and eyesore.

14. The deleterious substances and abandoned oil field equipment, as of the date of the filing of this action, remain on LazyDRanch's land and have not been removed by Petrolia Energy.

15. Attached to this Petition as exhibits numbered LazyDRanch 1 through 26 are photographs showing the deleterious substances and abandoned equipment on LazyDRanch's land.

16. The deleterious substances deposited by Petrolia Energy on LazyDRanch's land constitute a nuisance to LazyDRanch.

17. The deleterious substances include hazardous chemical compounds and poisons that are dangerous to humans, animals, and plant life.

18. As of the date of the filing of this action, the deleterious substances deposited on LazyDRanch's land have leached into the soil and are a threat to the environment.

19. As of the date of the filing of this action, the deleterious substances continue to leach into subsurface areas on LazyDRanch's land.

20. These deleterious substances have caused damage to LazyDRanch's land and are a continuing threat to the environment.

21. Despite Petrolia's knowledge of the condition of the nuisance on LazyDRanch's land and despite the hazard and danger presented to the public, wildlife, and environment, Petrolia Energy permits and allows the nuisance and deleterious substances to remain on LazyDRanch's land.

22. Petrolia Energy has allowed the deleterious substances to spread into the soil and such substances pose potential threats to the groundwater under LazyDRanch's land.

23. Petrolia Energy acted unlawfully when Petrolia Energy allowed deleterious substances to discharge from its wells into the soil and onto LazyDRanch's land.

24. Petrolia Energy failed to perform the legal duties it owes to LazyDRanch and the public when Petrolia Energy allowed deleterious substances to discharge from its wells into the soil on LazyDRanch's land.

25. Petrolia Energy endangered the health and safety of LazyDRanch and the public when Petrolia Energy allowed deleterious substances to discharge from its wells into the soil of LazyDRanch's land.

26. Petrolia Energy failed to perform the legal duties it owes to LazyDRanch to abstain from injuring LazyDRanch's land, and to refrain from infringing upon LazyDRanch's rights, when

Petrolia Energy allowed deleterious substances to discharge from its operations into the soil of LazyDRanch's land.

27. The pollution of any air, land or waters in the State of Oklahoma is a statutory public nuisance under the Statutes of the State of Oklahoma.

28. Pursuant to 27A O.S. § 2-6-102, the deposit of deleterious substances on LazyDRanch's land constitutes a menace to public health and welfare and creates a public nuisance.

29. Pursuant to 27A O.S. § 2-6-105, it is unlawful for Petrolia Energy to cause the pollution of LazyDRanch's land.

30. The pollution of the soil of LazyDRanch's land is a public nuisance which is especially injurious to LazyDRanch.

31. Pursuant to Title 50 of the Oklahoma Statutes, LazyDRanch is entitled to an order of abatement compelling Petrolia Energy to abate the nuisance and pollution by removing the deleterious substances from LazyDRanch's land.

32. Pursuant to Title 50 of the Oklahoma Statutes, LazyDRanch is entitled to an order of abatement compelling Petrolia Energy to remove all deleterious substances from the soil of LazyDRanch's land and compelling Petrolia Energy to restore LazyDRanch's land.

33. Pursuant to Title 50 of the Oklahoma Statutes, LazyDRanch is entitled to have the order of abatement include a program of soil and groundwater sampling on LazyDRanch's land, laboratory analysis of the soil and groundwater samples taken from LazyDRanch's land, and a schedule and timeline for removing all deleterious substances from LazyDRanch's land for disposal at a facility approved for the disposal of such deleterious substances.

34. Pursuant to Title 50 of the Oklahoma Statutes, LazyDRanch is entitled to have the order of abatement include, after Petrolia Energy's testing, remediation, and removal of all deleterious

substances from LazyDRanch's land, a schedule and timeline for Petrolia Energy to replenish LazyDRanch's land with fresh soil.

35. Alternatively, pursuant 12 O.S. § 2008, LazyDRanch states that the deleterious substances Petrolia Energy allowed to discharge from its operations into the soil of LazyDRanch's land, which Petrolia Energy has allowed to remain in the soil of LazyDRanch's land, constitute a continuing trespass on LazyDRanch's land.

36. LazyDRanch has suffered damages for inconvenience and annoyance as a result of the nuisance created, maintained, and controlled by Petrolia Energy and allowed to exist on LazyDRanch's land.

37. Pursuant to 50 O.S. § 6, LazyDRanch is entitled to damages for inconvenience and annoyance in an amount in excess of $75,000.00.

38. Pursuant to 50 O.S. § 6, in addition to the restoration of LazyDRanch's land, removal of all deleterious substances from LazyDRanch's land, and damages for inconvenience and annoyance, LazyDRanch is entitled to recover property damages in an amount in excess of $75,000.00.

39. Petrolia Energy has acted intentionally and with malice toward LazyDRanch and the public by allowing deleterious substances to remain on LazyDRanch's land and by allowing these deleterious substances to threaten the health, safety, and lives of others.

40. Pursuant to 23 O.S. § 9.1, Category III punitive damages should be awarded in favor of LazyDRanch and against Petrolia Energy in an amount in excess of $75,000.00.

41. Petrolia Energy has minimized the costs of its operations and enriched itself and benefited by discharging deleterious substances into LazyDRanch's soil without paying LazyDRanch, thereby causing an injustice, detriment, and injury to LazyDRanch. LazyDRanch is entitled to recover the money that Petrolia Energy has saved by not properly maintaining and conducting its oil and gas

operations and by not preventing injury to LazyDRanch's land.

42. Alternatively, pursuant to 12 O.S. §2008, LazyDRanch is entitled to damages from Petrolia Energy under the legal theory of unjust enrichment, in an amount in excess of $75,000.00.

43. In addition to its equitable remedies, LazyDRanch is entitled to damages under the legal theories of nuisance, negligence, negligence per se, and trespass.

44. Additionally, Petrolia Energy claims ownership of, and has exercised dominion and control over, abandoned oilfield equipment on LazyDRanch's land, including one or more unused, abandoned wellbores no longer used or capable of being used in the secondary recovery of oil and gas from formations underlying LazyDRanch's lands. Thus, LazyDRanch is entitled to an order of abatement that includes compelling Petrolia Energy to plug these wells.

WHEREFORE, Plaintiff LazyDRanch Slick, LLC demands a judgment against Defendant Petrolia Energy Corporation compelling Petrolia Energy under the direction, guidance, and supervision of this Court to:

A. Abate the nuisance and deleterious substances by removing the deleterious substances from LazyDRanch's land;

B. Abate the nuisance created by the abandoned oil field equipment by removing the abandoned oil field equipment from LazyDRanch's land;

C. Conduct soil and groundwater testing on LazyDRanch's land, including laboratory analysis of the soil and groundwater samples taken from LazyDRanch's land;

D. Develop an appropriate schedule and timeline for removing all deleterious substances from LazyDRanch's land and for removing all abandoned oil field equipment from LazyDRanch's land;

E. Remove all deleterious substances from LazyDRanch's land and dispose of these substances at a facility approved for the disposal of such substances;

F. Restore LazyDRanch's land with fresh soil and native grasses after the removal of all deleterious substances and abandoned oil field equipment from LazyDRanch's land; and,

G. Plug all wells on LazyDRanch's land.

FURTHER, Plaintiff LazyDRanch Slick, LLC demands judgment against Defendant Petrolia Energy Corporation for damages resulting from inconvenience and annoyance in an amount in excess of $75,000.00; damages to LazyDRanch's land in an amount in excess of $75,000.00; damages for unjust enrichment in an amount in excess of $75,000.00; Category III punitive damages in an amount in excess of $75,000.00; attorneys' fees, interest, and the costs of this litigation; and such other relief this Court deems just and proper.

Scott V. Morgan, OBA No. 30183
MOYERS MARTIN LLP
401 South Boston Avenue
Suite 1100
Tulsa, Oklahoma 74103
918.582.5281(t)
svmorgan@moyersmartin.com

Attorney for Plaintiff LazyDRanch Slick, LLC

ATTORNEY'S LIEN CLAIMED.